                                                                                                                                                       Exhibit 99.8
                                                                          Citigroup Inc.
                                          NZD 225,000,000 Floating Rate Notes due May 2012
                                                                        Issued under the
                                                            Programme for the issuance of
                                                           Medium Term Notes, Series M

The securities described herein have not been and will not be registered under the of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

1	Issuer:	Citigroup Inc.
2	Status of the Notes:	Senior
3	Specified Currency:	New Zealand dollars (“NZD”)
4	Aggregate Principal Amount:	NZD 225,000,000
5	Issue Date:	18 May 2007
6	Issue Price:	100.00%
7	Specified Denominations:	Minimum denominations of NZD 100,000 and multiples of NZD 100,000 subject to a minimum subscription price of at least NZD 500,000 for New Zealand residents.
8	Record Date:	The tenth calendar day before the relevant date for payment
9	Interest::	Interest bearing
(i) Interest Rate:
3 month NZD BKBM plus 0.17% per annum

For the purposes of calculating the above Interest Rate:

NZD BKBM means, for an Interest Period, the average bid rate for Bills having a tenor closest to the Interest Period as displayed on the “BKBM” page of the Reuters Monitor System on the first day of that Interest Period.  However, if the average bid rate is not displayed by 10.45 am on that day, or if it is displayed but there is an obvious error in that rate, NZD BKBM means the rate set by the Issuer in good faith at approximately 10.45 am on that day, having regard, to the extent possible, to the rates otherwise bid for Bills of that tenor at or around that time (including any displayed on the “BKBM” page of the Reuters Monitor System).

Bill has the meaning it has in the Bills of Exchange Act 1909 (Cth) and a reference to the drawing, acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that Act.

	(ii) Interest Payment Dates:	Each 18 February, 18 May, 18 August and 18 November beginning on 18 August 2007 and ending on the Maturity Date.
	(iii) Interest Period End Dates:	Interest Payment Dates (as adjusted for the Applicable Business Day Convention, except for the Interest Payment Date occurring on the Maturity Date, which shall not be adjusted).
	(iv) Day Count Fraction:	Actual/365 (Fixed), which means the actual number of days in the Calculation Period divided by 365.
	(v) RelevantFinancialCenter:	Wellington
10	Applicable Business Day Convention:	Modified Following Business Day Convention, Auckland and Wellington
11	Maturity Date:	18 May 2012
12	Maturity Redemption Amount:	Outstanding Principal Amount
13	Early Redemption:	Notes may be redeemed at the option of the Issuer for taxation reasons.
14	Early Redemption Date:	The redemption date specified in a notice delivered in accordance with the Conditions
15	Early Redemption Amount:	Outstanding Principal Amount
16	Early Redemption Amount (Default):	Outstanding Principal Amount
17	Events of Default:
	(a) Early Termination Amount:	Outstanding Principal Amount
18	ISIN:	NZCPRDT002C1
19	Common Code:	030210107
20	Clearing Systems:	Austraclear New Zealand Euroclear Clearstream